Exhibit 10.25
OFFICE LEASE AGREEMENT

ANCONA OFFICE CENTRE

LEASE AGREEMENT
EXHIBITS:
Premises (A)
Rules and Regulations (B)
Parking Rules and Regulations (C)
Work Letter (D)
Space Plan (E)
ADDENDUM

OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT, dated November 15, 2005 is made and entered into by E & V Investments LLC, an Arizona Limited Liability Company, (the “Landlord”) and Global Water Management, LLC (the “Tenant”). In consideration of the mutual promises and representations set forth in this Lease, Landlord and Tenant agree as follows:
ARTICLE 1. SUMMARY AND DEFINITION OF CERTAIN LEASE PROVISIONS AND EXHIBITS
1.1	The following terms and provisions of this Lease, as modified by other terms and provisions hereof, are included in this Section 1.1 for summary and definitional purposes only. If there is any conflict or inconsistency between any term or provision in this Section 1.1 and any other term or provision of this Lease, the other term or provision of this Lease shall control:

(a) Landlord:	E & V Investments, LLC

(b) Address of Landlord for Notices:	Los Arcos Realty & Management
Attn: Linda Maughan 14415 N. 73rd Street, #100
Scottsdale, Arizona 85260
(480) 443-8287

(c) Tenant:	Global Water Management, LLC

(d) Address of Tenant for Notices:	21410 North 19th Avenue, Suite #201
Phoenix, Arizona 85027
(e)	Lease Term: April 1, 2006 through November 30, 2011 as further defined in Article 3.

(f)	Building: The office building known as ANCONA OFFICE CENTRE, located at 21410 North 19th Avenue, Phoenix, Arizona 85027 (the “Building”).

(g)	Premises: Suite 201 on the second floor of the Building, as shown on Exhibit A, consisting of approximately 20,574 Rentable Square Feet.

(h)	Minimum Monthly Rent: Upon execution hereof, Tenant shall remit to Landlord rent in the amount of $19,288.13 plus applicable rental tax of $462.92 (currently 2.4%) for the period April 1, 2006 through April 30, 2006. Thereafter, rent shall be as follows: $19,288.13 ($11.25 psf) plus applicable sales tax for each full calendar month commencing on May 1, 2006 through April 30, 2007; $39,433.50 ($23.00 psf) plus applicable sales tax for each full calendar month commencing on May 1, 2007 through April 30, 2008; $40,290.75 ($23.50 psf) plus applicable sales tax for each full calendar month commencing on May 1, 2008 through April 30, 2009; $41,148.00 ($24.00 psf) plus applicable sales tax for each full calendar month commencing on May 1, 2009 through April 30, 2010; $42,005.25 ($24.50 psf) plus applicable sales tax for each full calendar month commencing on May 1, 2010 through November 30, 2011;

(i)	Tenant’s Base Share: (see Article 5).

(j)	Expense Stop: Based on actual expenses in 2006 grossed up to 95% occupancy.

(k)	Security Deposit: A Security Deposit of $42,005.25 is required at the time the Lease is signed by Tenant unless waived by Landlord upon review of Tenant Financial Information.

(l)	Parking: Nineteen (19) covered reserved spaces included at no extra charge for the initial Lease Term. An additional Seventy-two (72) uncovered and unreserved parking spaces shall be provided for Tenant.

(m)	Building Hours: 7:00 am to 6:00 p.m. Monday through Friday; 7:00 am to 12:00 p.m. Saturday. Closed Sundays and all legal holidays. Tenant shall have twenty-four (24) hour, seven (7) day a week access to the Premises.
1.2	The following exhibits (the “Exhibits”) and addenda are attached hereto and incorporated herein by this reference:

Exhibit A	Premises
Exhibit B	Building Rules and Regulations
Exhibit C	Parking Rules and Regulations
Exhibit D	Work Letter
Exhibit E	Space Plan
Addendum to Office Lease Agreement (the “Addendum”), dated of even date herewith. The Office Lease Agreement, the Addendum, and the Exhibits are collectively referred to herein as the “Lease.”
ARTICLE 2. PREMISES/RIGHT TO USE COMMON AREAS
2.1	Landlord leases to Tenant and Tenant leases from Landlord the Premises, for and subject to the terms and provisions set forth in this Lease. This Lease is subject to all liens, encumbrances, parking and access easements, restrictions, covenants, and all other matters of record, the Rules and Regulations described in Article 14 and the Parking Rules and Regulations described in Article 6. Tenant and Tenant’s agents, contractors, customers, directors, employees, invitees, officers, and patrons (collectively, the “Tenant’s Permittees”) have a non-exclusive privilege and license, during the Lease Term, to use the non-restricted Common Areas in common with all other authorized users thereof.

2.2	For purposes of this Lease, the following terms have the definitions set forth below:
(a)	“Automobile Parking Areas” means all areas designated for automobile parking upon the Land. Automobile Parking Areas are Common Areas, but certain parking areas are restricted. (See Parking Rules & Regulations).

(b)	“Common Areas” means those areas within the Building and Land not leased to any tenant and which are intended by Landlord to be available for the use, benefit, and enjoyment of all occupants of the Building.

(c)	“Interior Common Facilities” means lobbies, corridors, hallways, elevator foyers, restrooms, mail rooms, mechanical and electrical rooms, janitor closets, and other similar facilities used by tenants or for the benefit of tenants on a non-exclusive basis. Access to certain Interior Common Facilities is restricted.

(d)	“Land,” means the parcel of land containing the Building;

(e)	“Load Factor” means the quotient of the Rentable Square Footage of the Building divided by the aggregate Usable Square Footage of all premises and occuppiable space in the Building, and is subject to change from time to time.

(f)	“Rentable Square Footage” means (1) with respect to the Building, the sum of the total area of all floors in the Building (including Interior Common Facilities but excluding stairs, elevator shafts, vertical shafts, parking areas and exterior balconies), computed by measuring to the exterior surface of permanent outside walls; and (2) with respect to the Premises, the Usable Square Footage of the Premises multiplied by the Load Factor.

(g)	“Usable Square Footage” means the area of the Premises (or other space occupiable by tenants as the case may be) computed by measuring to the exterior surface of permanent outside walls, to the midpoint of corridor and demising walls and to the Tenant side of permanent interior walls and Interior Common Facilities walls (other than corridor walls).
ARTICLE 3. TERM
The term of this Lease shall be Sixty Seven (67) months, plus the remainder of any partial calendar month in which the Lease Term commences, commencing on April 1, 2006, the Commencement Date, and expiring November 30, 2011.
3,1 Delay in Possession: Landlord agrees to use its best reasonable efforts to deliver possession of the Premises to Tenant by the Commencement Date. If, despite said efforts, Landlord is unable to deliver possession by such date, Landlord shall not be subject to liability thereof, nor shall such failure affect the validity of this Lease. Tenant shall not, however, be obligated to pay Rent or perform its other obligations until Landlord delivers possession of the Premises and, any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms hereof, less any days of delay caused by the acts or omissions of Tenant.
If possession is not delivered within 90 days after the Commencement Date, as the same may be extended by any Work Letter executed by the Parties, Tenant may, at its option, by notice in writing within 10 days after the end of such 90 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Landlord within said 10 day period, Tenant’s right to cancel shall terminate.
If possession of the Premises is not delivered within 150 days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Tenant and Landlord, in writing.
3.2 Early Possession If the Tenant occupies the Premises prior to the commencement date of the lease term, all the provisions of this lease shall govern the Tenant’s occupancy. Tenant shall pay to Landlord no rent for such occupancy, but occupancy prior to the commencement date of the lease term shall not change the termination date of the lease term.
ARTICLE 4. MINIMUM MONTHLY RENT
Tenant shall pay to Landlord, without deduction, setoff, prior notice, or demand, the Minimum Monthly Rent, payable in advance on the first day of each calendar month during the Lease Term. If the Lease Term commences on a date other than the first day of a calendar month, the

Minimum Monthly Rent for that month shall be prorated on a per diem basis and be paid to Landlord on or before the Commencement Date.
ARTICLE 5. ADDITIONAL RENT/EXPENSE STOP
Tenant shall pay as additional rent each year the amount, if any, by which the Tenant’s Share of Operating Costs during each Operating Year of the Lease Term exceeds the Base Share. For purposes of this lease, “Base Share” means an amount equal to the product of the Rentable Square Footage of the Premises multiplied by the Expense Stop. If the Lease Term begins or ends anytime other than the first or last day of an Operating Year, Operating Costs and the Tenant’s Share thereof shall be prorated. Prior to the end of each Operating Year, Landlord shall provide Tenant with a written statement of Landlord’s estimate of Operating Costs and Tenant’s Estimated Share for the next succeeding Operating Year which shall be subject to Tenant’s reasonable review and approval, which shall not be unreasonable withheld. No line item on Landlord’s estimate of controllable Operating Costs shall be exceeded by more than 5% during the year for which the estimate has been provided without the Tenant’s prior written consent. If the Estimated Share exceeds the Tenant’s Base Share, Tenant shall pay Landlord, concurrently with each payment of the Minimum Monthly Rent for the next Operating Year, an amount equal to one-twelfth (1/12) of the amount by which the Estimated Share exceeds the Base Share. Landlord may, at any time, revise the Estimated Share and adjust the required monthly payment accordingly. Within ninety (90) days after the end of each Operating Year, Landlord shall provide Tenant with a statement showing Tenant’s Share of the actual Operating Costs for the preceding Operating Year (the Actual Share). If the Actual Share exceeds the Estimated Share paid by Tenant during that Operating Year, Tenant shall pay the excess at the time the next succeeding payment of Minimum Monthly Rent is payable (or within ten (10) days if the lease term has expired or been terminated. If the Actual Share is less than the Estimated Share paid by Tenant, Landlord shall apply such excess to payments next falling due under this Article (or refund the same to Tenant or credit amounts due from Tenant if the Lease Term has expired or been terminated). In the event the Building is not fully occupied during any Operating Year, an adjustment shall be made by Landlord in calculating the Operating Costs for such Operating Year so that the Operating Costs shall be adjusted to the amount that would have been incurred had the Building been fully occupied during such Operating Year. For purposes of this Lease (a) “Operating Costs” means and includes all costs of management, maintenance, and operation of the Project, including but not limited to the costs of cleaning, repairs, utilities, air conditioning, heating, plumbing, elevator, parking, landscaping, insurance, property taxes and special assessments, and all other costs which can properly be considered operating expenses but excluding costs of property additions, alterations for tenants, leasing commissions, advertising, depreciation, interest, income taxes and administrative costs not specifically incurred in the management, maintenance and operation of the Project; and (b) “Operating Year” means a year beginning January 1 and ending December 31.
Tenants with leases expiring or terminating prior to the end of the Operating Year shall be responsible for their portion of Operating Costs above Tenant’s Base Share based on Landlord’s estimate of Operating Costs.
ARTICLE 6. PARKING
Nothing contained herein shall be deemed to create liability upon Landlord for any damage to motor vehicles of Tenant’s Permittees, or from loss of property from within such motor vehicles while parked in the Automobile Parking Areas. Landlord has the right to establish and to enforce against all users of the Automobile Parking Areas, reasonable rules and regulations (the “Parking Rules and Regulations). Landlord shall assign and identify Reserved Parking Spaces. Landlord will not police nor be responsible for any vehicle parked in Tenant’s reserved parking space.

ARTICLE 7. RENT TAX AND PERSONAL PROPERTY TAXES
Tenant shall pay to Landlord, in addition to, and simultaneously with, any other amounts payable to Landlord under this Lease, a sum equal to the aggregate of any municipal, county, state, or federal excise, sales, use, or transaction privilege taxes now or hereafter legally levied or imposed against, or on account of, any amounts payable under this Lease by Tenant or the receipt thereof by Landlord. Tenant shall pay, prior to delinquency, all taxes levied upon fixtures, furnishings, equipment, and personal property placed on the Premises by Tenant.
ARTICLE 8. PAYMENT OF RENT/LATE CHARGES
Tenant shall pay the rent and all other charges specified in this Lease to Landlord at the address set forth on Section 1.1(b) of this Lease, or to another person and at another address as Landlord from time to time designates in writing. Minimum Monthly Rent, additional rent, or other charges payable by Tenant to Landlord under the terms of this Lease not received within five (5) days after the due date (the “Delinquency Date”) thereof shall automatically (and without notice) incur a late charge of one percent (1%) per day of the delinquent amount until paid in full. (Checks returned by the bank as not honored are considered delinquent from date payment is due to Landlord). An NSF (non-sufficient funds) fee shall be charged at the rate of $25.00 per check.
ARTICLE 9. SECURITY DEPOSIT
Tenant shall, upon execution of this Lease, deposit with Landlord the Security Deposit, as security for the performance of terms and provisions of this Lease by Tenant. If TENANT fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, LANDLORD may use, apply or retain all or any portion of the security deposit for the payment of any rent or other charge in default or for the payment of any other sum to which LANDLORD may become obligated by reason of TENANT’S default, or to compensate LANDLORD for any loss or damage which LANDLORD may suffer thereby. If LANDLORD so uses or applies all or any portion of the security deposit, TENANT shall within ten (10) days after written demand therefor deposit cash with LANDLORD in an amount sufficient to restore the security deposit to the full amount stated above and Tenant’s failure to do so shall be a material breach of this Lease. LANDLORD shall not be required to keep the security deposit separate from its general accounts. If TENANT performs all of Tenant’s obligations hereunder, the security deposit, or so much thereof as has not previously been applied by LANDLORD, shall be returned, without payment of interest or other increment for its use, to TENANT (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days of the expiration of the term hereof.
ARTICLE 10. CONSTRUCTION OF THE PREMISES
If the Premises have not yet been constructed at the time this lease is executed, Landlord shall, at its sole cost, provide leasehold improvements using Building Standard materials as evidenced on Exhibit ‘A” attached herein, in accordance with plans and specifications prepared by Landlord’s architect and approved by Tenant. Prior to the Commencement Date, any work performed by Tenant or any fixtures or personal property moved onto the Premises shall be at Tenant’s own risk and neither Landlord nor Landlord’s agents or contractors shall be responsible to Tenant for damage or destruction of Tenant’s property.
ARTICLE 11. ALTERATIONS
After completion of Landlord’s construction obligations under Article 10, Tenant shall not make or cause to be made any further additions to, or alterations of, the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE 12. PERSONAL PROPERTY/SURRENDER OF PREMISES
All personal property located in the Premises shall remain the property of Tenant and may be removed by Tenant not later than the Expiration Date or the earlier termination of the Lease Term. Tenant shall promptly repair, at its own expense, any damage resulting from such removal. All cabinetry, built-in appliances, wall coverings, floor coverings, window coverings, electrical fixtures, plumbing fixtures, conduits, lighting, and other special fixtures that may be installed in or attached to the Premises by Tenant shall, at the termination of this Lease be the property of Landlord. At the Expiration Date or upon the earlier termination of the Lease Term, Tenant shall surrender the Premises in good condition; reasonable wear and tear accepted, and shall deliver all keys to Landlord.
ARTICLE 13. LIENS
Tenant shall keep the Premises, Building, and the Land free from any liens arising out of work performed, material furnished, or obligations incurred due to the actions of Tenant or Tenant’s Permittees or the failure of Tenant to comply with any law. In the event any such lien does attach against the Premises, Building, or Land, and Tenant does not discharge the lien or post bond (which under law would prevent foreclosure or execution under the lien) within ten (10) days after demand by Landlord, such event shall be a default by Tenant under this Lease and, in addition to Landlord’s other rights and remedies, Landlord may take any action necessary to discharge the lien.
ARTICLE 14. USE OF PREMISES/RULES AND REGULATIONS
Without the prior approval of Landlord, Tenant shall not use the Premises for any use other than for general business office purposes and Tenant agrees that it will use the Premises in such manner as to not interfere with or infringe on the rights of other tenants in the Building. Tenant agrees to comply with all applicable laws, ordinances and regulations in connection with its use of the Premises, agrees to keep the Premises in a clean and sanitary condition, and agrees not to perform any act in the Building which would increase any insurance premiums related to the Building or would cause the cancellation of any insurance policies related to the Building.
By entry hereunder Tenant accepts the Premises as is, being in good and sanitary order, condition and repair, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the leased premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor Landlord’s agent has made any representation or warranty as to the suitability of the leased premises for the conduct of Tenant’s business.
Tenant agrees to abide by all rules and regulations of the building imposed by the Landlord, a copy of which is attached hereto and made a part hereof. These regulations are imposed for the cleanliness, good appearance, proper maintenance, good order and reasonable use of the Leased premises and the building, and as may be necessary for the proper enjoyment of the building by all tenants and their clients, customers and employees. The rules and regulations may be reasonably changed from time to time on reasonable notice to Tenant.
Tenant shall not use, generate, manufacture, store, or dispose of, in, under, or about the Premises, the Building, the Land, or the Project or transport to or from the Premises, the Building, the Land, or the Project, any Hazardous Materials. For purposes of this Lease, “Hazardous Materials” includes, but is not limited to: (i)

flammable, explosive, or radioactive materials, hazardous wastes, toxic substances, or related materials; (ii) all substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous chemical substances or mixtures” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., as amended by Superfund Amendments and Re-authorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (iii) those substances listed in the United States Department of Transportation Table (49 CFR 172.10 and amendments thereto) or by the Environmental Protection Agency (or any successor agent) as hazardous substances (40 CFR Part 302 and amendments thereto); (iv) any material, waste, or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl’s, (D) designated as a “hazardous substance” pursuant to § 311 of the Clean Water Act, 33 U.S.C. S 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to the Clean Water Act (33 U.S.C. § 1317); (E) flammable explosives; or (F) radioactive materials; and (v) all substances defined as “hazardous wastes” in Arizona Revised Statutes § 36-3501 (16).
Notwithstanding the foregoing, Tenant may use and store reasonable amounts of substances normally associated with general office duties (such as copier toner, cleaning supplies, glue and other materials) which are specifically approved in advance by Landlord
ARTICLE 15. RIGHTS RESERVED BY LANDLORD
In addition to all other rights, Landlord has the following rights, exercisable without notice to Tenant and without effecting an eviction, constructive or actual, and without giving right to any claim for set off or abatement of rent: (a) to decorate and to make repairs, alterations, additions, changes, or improvements in and about the Building during Building Hours (b) to approve the weight, size, and location of heavy objects in and about the Premises and the Building, and to require all such items to be moved into and out of the Building and Premises in such manner as Landlord shall direct in writing; (c); (d) to take all such reasonable measures for the security of the Building and its occupants; (e) and (f) to temporarily block off parking spaces for maintenance or construction purposes.
ARTICLE 16. QUIET ENJOYMENT
Landlord agrees that, provided a default by Tenant has not occurred, Landlord will do nothing that will prevent Tenant from quietly enjoying and occupying the Premises during the Lease Term. Tenant agrees this Lease is subordinate to the Rules and Regulations described in Article 14, and the Parking Rules and Regulations described in Article 6.

ARTICLE 17. MAINTENANCE AND REPAIR
Landlord shall maintain the Premises and Building in good condition and repair, reasonable wear and tear excepted. Tenant waives all rights to make repairs at the expense of Landlord unless Landlord fails to commence repairs within 5 business days of Tenant’s request for repair (or 1 business day if immediate repair is necessary for Tenant’s un-interrupted occupancy of the Premises). If Landlord would be required to perform any maintenance or make any repairs because of: (a) post-Commencement Date modifications to the roof, walls, foundation, and floor of the Building from that set forth in Landlord’s plans and specifications which are required by Tenant’s design for improvements, alterations and additions; (b) installation of Tenant’s improvements, fixtures, or equipment; (c) a negligent or wrongful act of Tenant or Tenant’s Permittees; or, (d) Tenant’s failure to perform any of Tenant’s obligations under this Lease, Landlord may perform the maintenance or repairs and Tenant shall pay Landlord the cost thereof. Tenant agrees to: (a) Pay Landlord’s cost of maintenance and repair, including additional janitorial costs of any Non-Building Standard Improvements and Non-Building Standard materials and finishes and (b) Repair or replace all ceiling and wall finishes (including painting) and floor or window coverings which require repair or replacement during the Lease Term, at Tenant’s sole cost. Notwithstanding anything in this Lease to the contrary, to the extent the terms and provisions of Article 22 conflict with, or are inconsistent with, the terms and provisions of this Article 17, the terms and provisions of Article 22 shall control. Tenant shall take all reasonable precautions to insure that the Premises are not subjected to excessive wear and tear, i.e. chair pads should be utilized by Tenant to protect carpeting. Tenant shall be responsible for touch-up painting in the Premises throughout the Lease term.
ARTICLE 18. UTILITIES AND JANITORIAL SERVICES
Landlord agrees to furnish to the Premises during normal Building Hours as defined in Article 1.1 (m), (the “Building Hours”), and subject to the Rules and Regulations, electricity suitable for the intended use of the Premises, heat and air conditioning required in Landlord’s judgment for normal use and occupation of the Premises, and janitorial services (consistent with a Class A office building) or the Premises and Common Areas. Landlord further agrees to furnish hot and cold water to those areas provided for general use of all tenants in the Building. Landlord will use diligent efforts to provide continuous elevator service for the Building. If Tenant shall require electric current, water, heating, cooling, or air which will result in excess consumption of such utilities or services, Tenant shall first obtain the written consent of Landlord to the use thereof. If, in Landlord’s reasonable discretion, Tenant consumes any utilities or services in excess of the normal consumption of such utilities and services for general office use, Tenant agrees to pay Landlord for the cost of such excess consumption of utilities or services, currently at the rate of $.0026 per square foot, per hour, upon receipt of a statement of such costs from Landlord at the same time as payment of the Minimum Monthly Rent is made. Landlord may install separate electrical meters to, at Tenant’s expense, to measure excess consumption or establish another basis for determining the amount of excess consumption of electrical current. Further, Landlord has installed electronic HVAC over-time hour meters for Tenant’s convenience. These meters shall be used, in part, by Landlord to determine Tenant’s excess HVAC consumption for purposes of billing Tenant for such excess charges. Landlord shall not be liable for damages nor shall rent or other charges abate in the event of any failure or interruption of any utility or service supplied to the Premises or Building by a regulated utility or municipality, or any failure of a Building system supplying any such service to the Premises (provided Landlord uses diligent efforts to repair or restore the same) and no such failure or interruption shall entitle Tenant to abate rent or terminate this Lease. Overtime HVAC charges shall be billed to Tenant at the rate of $.0026 per hour, per square foot.

ARTICLE 19. ENTRY AND INSPECTION
Landlord shall have the right to enter into the Premises at reasonable times for the purpose of inspecting the Premises and reserves the right, during the last three months of the term of the Lease, to show the Premises with reasonable prior notice at reasonable times to prospective tenants. Landlord shall be permitted to take any action under this Article without causing any abatement of rent or liability to Tenant for any loss of occupation or quiet enjoyment of the Premises, nor shall such action by Landlord be deemed an actual or constructive eviction.
ARTICLE 20. ACCEPTANCE OF THE PREMISES/LIABILITY INSURANCE
20.1	All personal property and fixtures belonging to Tenant shall be placed and remain on the Premises at Tenant’s sole risk. Upon taking possession of the Premises and thereafter during the Lease Term, the Tenant shall, at Tenant’s sole cost and expense, maintain insurance coverage with limits not less than the following: (a) Worker’s Compensation Insurance, minimum limit as defined by applicable laws; (b) Employer’s Liability Insurance, minimum limit $1,000,000; (c) Commercial General Liability Insurance, Bodily Injury/Property, Damage Insurance (including the following coverages: Premises/Operations, Independent Contractors, Broad Form Contractual in support of the indemnification obligations of Tenant under this Lease, and Bodily and Personal Injury Liability), minimum combined single limit $1,000,000; (d) Automobile Liability Insurance, minimum limit $1,000,000. All such policies shall include a waiver of subrogation in favor of Landlord and shall name Landlord and Management Company and such other party or parties as Landlord may require as additional insured. Tenant’s insurance shall be primary, with any insurance maintained by Landlord to be considered excess. Tenant’s insurance shall be maintained with an insurance company qualified to do business in the State of Arizona and having a current A.M. Best manual rating of at least A-X or better. Before entry into the Premises and before expiration of any policy, evidence of these coverage’s represented by Certificates of Insurance issued by the insurance carrier must be furnished to Landlord. Certificates of Insurance should specify the additional insured status, the waiver of subrogation, and that such insurance is primary, and any insurance by Landlord is excess. The Certificate of Insurance shall state that Landlord will be notified in writing thirty (30) days before cancellation, material change, or renewal of insurance.

20.2	During the entire Lease Term, Landlord agrees to maintain public liability insurance in such forms and amounts as Landlord shall determine but in no event less than that required to be carried by Tenant.
ARTICLE 21. CASUALTY INSURANCE
21.1	Tenant shall maintain fire and extended coverage insurance (full replacement value) with a business interruption and extra expense endorsements, on personal property and trade fixtures owned or used by Tenant.

21.2	Landlord shall maintain fire and full extended coverage insurance (“all risk”) including necessary endorsements throughout the Lease Term on the Building (excluding Tenant’s trade fixtures and personal property). At Landlord’s option, the policy of insurance may include a business interruption insurance endorsement for loss of rents. The cost of the insurance obtained under this Section 21.2 shall be an Operating Cost under Article 5 of this Lease.

ARTICLE 22. DAMAGE AND DESTRUCTION OF PREMISES
In the event of fire or other casualty damage to the Premises during the Lease Term which requires repairs to the Premises, Landlord shall commence to make said repairs within ninety (90) days after written notice by Tenant of the necessity therefore and diligently proceed therewith to completion. The Minimum Monthly Rent shall be proportionately reduced while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business carried on by Tenant in the Premises. Landlord shall have no obligation to repair, restore, or replace Tenant’s trade fixtures or personal property and Tenant shall be solely responsible therefore. Notwithstanding the above, if (a) during the last year of the Lease Term the Premises or the Building is damaged as a result of fire or any other insured casualty, or (b) the Premises are damaged to the extent of twenty-five percent (25%) or more of the replacement value of the Premises, or (c) the Premises or the Building is damaged or destroyed as a result of a casualty not insured against, or (d) the Building shall be damaged or destroyed by fire or other cause to the extent of twenty percent (20%) or more of the Building’s replacement value, then Landlord or Tenant shall have the right, to be exercised by notice in writing to Tenant given within ninety (90) days after said occurrence, to terminate this Lease. The provisions of this Article shall supersede the obligations of Landlord to make repairs under Article 17 of the Lease. Notwithstanding the provisions of this Article 22, if the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the negligent act or omission or willful misconduct of Tenant or Tenant’s Permittees, Minimum Monthly Rent shall not be reduced during the repair of the damage, and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Premises or the Building caused thereby to the extent that cost and expense is not covered by insurance proceeds.
ARTICLE 23. EMINENT DOMAIN
In the event any portion of the Premises is taken from Tenant under eminent domain proceedings, Tenant shall have no right, title or interest in any award made for such taking, except for any separate award for fixtures and improvements installed by Tenant.
ARTICLE 24. ASSIGNMENT AND SUBLETTING
Tenant agrees not to assign this Lease, and shall not sublet the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld as long as the use and density does not change. Any assignment or subletting hereunder shall not release or discharge Tenant of or from any liability under this Lease, and Tenant shall continue to be fully liable there under. Consent by Landlord to one assignment, subletting, occupation, or use by another person shall not be deemed to be consent to any subsequent assignment, subletting, occupation, or use by another person. If Tenant is a corporation, an unincorporated association or a partnership, unless listed on a national stock exchange, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment of this Lease. Tenant agrees to immediately notify Landlord of any change in its ownership.
ARTICLE 25. SALE OF PREMISES BY LANDLORD
In the event of any sale of the Building or the property upon which the Building is located or any assignment of this Lease by Landlord (or a successor in title), the assignee or purchaser assumes the obligations of Landlord herein in writing, Landlord (or such successor) shall automatically be entirely freed and relieved of all liability under any and all of Landlord’s covenants and obligations contained in this Lease or arising out of any act, occurrence, or omission occurring after such sale or assignment; and the assignee or purchaser shall be deemed, without any further agreement between the parties, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease, and shall be substituted as Landlord for all purposes from and after the sale or assignment.
ARTICLE 26. SUBORDINATION/ATTORNMENT/MODIFICATION/ASSIGNMENT
Tenant’s interest under this Lease is subordinate to all terms of and all liens and interests arising under any ground lease, deed of trust, or mortgage now or hereafter placed on the Landlord’s interest in the Premises, the Building, or the Land. Tenant consents to an assignment of Landlord’s interest in this Lease to Landlord’s lender as required under such financing. If the Premises or the Building is sold as a result of a default under the mortgage, or pursuant to a transfer in lieu of foreclosure, Tenant shall, at the mortgagee’s, purchaser’s or ground Landlord’s sole election, attorn to the mortgagee or purchaser. This Article is self-operative. However, Tenant agrees to execute and deliver, if Landlord, any deed of trust holder, mortgagee, or purchaser should so request, such further instruments necessary to subordinate this Lease to a lien of any mortgage or deed of trust, to acknowledge the consent to assignment and to affirm the ATTORNMENT provisions set forth herein. Tenant shall provide to Landlord, upon Landlord’s request, Tenant’s most recent Balance Sheet and Fiscal Year End Income Statement. Any successor Landlord shall, upon such attornment by Tenant, recognize and honor Tenant’s rights hereunder which recognition shall be self-operative upon Tenant so attorning or agreeing to so attorn.
ARTICLE 27. LANDLORD’S DEFAULT AND RIGHT TO CURE
In the event of default hereunder by Landlord, Tenant agrees, before exercising any right or remedy available to it, to give Landlord written notice of the claimed default. For the thirty (30) days following such notice (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be remedied within thirty (30) days or such shorter period of time in Tenant’s right to occupy the Premises is impaired as a result of such default), Landlord shall have the right to cure the default involved.
ARTICLE 28. ESTOPPEL CERTIFICATES
Tenant agrees at any time and from time to time upon request by Landlord, to execute, acknowledge, and deliver to Landlord, within ten (10) calendar days after demand by Landlord, a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications), (b) the dates to which the Minimum Monthly Rent and other rent and charges have been paid in advance, if any, (c) Tenant’s acceptance and possession of the Premises, (d) the commencement of the Lease Term, (e) the rent provided under the Lease, (f) that Landlord is not in default under this Lease (or if Tenant claims such default, the nature thereof), (g) that Tenant claims no offsets against the rent, and (h) such other information as may be requested with respect to the provisions of this Lease or the tenancy created by this Lease. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rent has been paid in advance.

ARTICLE 29. TENANT’S DEFAULT AND LANDLORD’S REMEDIES
In the event Tenant fails to keep and perform any of the terms or conditions of this Lease, including the Rules and Regulations and the Parking Rules and Regulations, and such failure continues for ten (10) days after written notice of default from Landlord or in the event Tenant fails to pay any rental due hereunder (and such failure continues for ten (10) days after written notice of default from Landlord), time being of the essence, Landlord may resort to any and all legal remedies or combination of remedies which Landlord may desire to assert including but not limited to one or more of the following: (1) lock the doors to the Premises and exclude Tenant there from, (2) retain or take possession of any property on the Premises pursuant to Landlord’s lien, (3) enter the Premises and remove all persons and property there from, (4) declare the Lease canceled and terminated, (5) sue for the rent due and to become due under the Lease, and for any damages sustained by Landlord and (6) continue the Lease in effect and relet the Premises on such terms and conditions as Landlord may deem advisable with Tenant remaining liable for the monthly rent plus the reasonable cost of obtaining possession of the Premises and of reletting the Premises, and of any repairs and alterations necessary to prepare the Premises for reletting, less the rentals received from such reletting, if any. No action of Landlord shall be construed as an election to terminate the Lease unless written notice of such intention is given to Tenant. Tenant agrees to pay as additional rental all attorneys’ fees and other costs and expenses incurred by Landlord is enforcing any of Tenant’s obligations under this Lease.
ARTICLE 30. TENANT’S RECOURSE
Anything in this Lease to the contrary notwithstanding, Tenant agrees to look solely to the estate and property of Landlord in the Land and the Building, subject to prior rights of any ground lessor, mortgagee, or deed of trust of the Land and Building or any part thereof, for the collection of any judgment requiring the payment of money by Landlord in the event of any default by Landlord under this Lease. Tenant agrees that it is prohibited from using any other procedures for the satisfaction of Tenants’ remedies. Neither Landlord nor any of its respective officers, directors, employees, heirs, successors, or assigns, shall have any personal liability of any kind or nature, directly or indirectly, under or in connection with this Lease.
ARTICLE 31. HOLDING OVER
Subject to prior written consent by Landlord, if Tenant holds over after the Expiration Date, or any extension thereof, Tenant shall be a tenant at sufferance, the Minimum Monthly Rent shall be increased to 150% of the then current lease rate at the Building or the Tenant’s lease rate at the time the Lease expired, whichever is higher, plus any amounts due under Article 5, which shall be payable in advance on the first day of such holdover period and on the first day of each month thereafter. Tenant will be considered to be on a month-to-month basis during any holdover period.
ARTICLE 32. GENERAL PROVISIONS
32.1	This Lease is construed in accordance with the laws of the State of Arizona.

32.2	If Tenant is composed of more than one person or entity, then the obligations of such entities or parties are joint and several.

32.3	If any term, condition, covenant, or provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms,

conditions, covenants, and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

32.4	The various headings and numbers herein and the grouping of the provisions of this Lease into separate articles and sections are for the purpose of convenience only and are not be considered a part hereof.

32.5	Time is of the essence of this Lease.

32.6	In the event either party initiates legal proceedings or retains an attorney to enforce any right or obligation under this Lease or to obtain relief for the breach of any covenant hereof, the party ultimately prevailing in such proceedings or the non-defaulting party shall be entitled to recover all costs and reasonable attorneys’ fees.

32.7	This Lease, and any Exhibit or Addendum attached hereto, sets forth all the terms, conditions, covenants, provisions, promises, agreements, and undertakings, either oral or written, between the Landlord and Tenant. No subsequent alteration, amendment, change, or addition to this Lease is binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

32.8	Subject to Article 24, the covenants herein contained shall apply to and bind the heirs, successors, executors, personal representatives, legal representatives, administrators, and assigns of all the parties hereto.

32.9	No term, condition, covenant, or provision of this Lease shall be waived except by written waiver of Landlord, and the forbearance or indulgence by Landlord in any regard whatsoever shall not constitute a waiver of the term, condition, covenant, or provision to be performed by Tenant to which the same shall apply, and until complete performance by Tenant of such term, condition, covenant, or provision, Landlord shall be entitled to invoke any remedy available under this Lease or by law despite such forbearance or indulgence. The waiver by Landlord of any breach or term, condition, covenant, or provision hereof shall apply to and be limited to the specific instance involved and shall not be deemed to apply to any other instance or to any subsequent breach of the same or any other term, condition, covenant, or provision hereof. Acceptance of rent by Landlord during a period in which Tenant is in default in any respect other than payment of rent shall not be deemed a waiver of the other default. Any payment made in arrears shall be credited to the oldest amount outstanding and no contrary application will waive this right.

32.10	The use of a singular term in this Lease shall include the plural and the use of the masculine, feminine, or neuter genders shall include all others.

32.11	Landlord’s submission of a copy of this Lease form to any person, including Tenant, shall not be deemed to be an offer to lease or the creation of a lease unless and until this Lease has been fully signed and delivered by Landlord.

32.12	Every term, condition, covenant, and provision of this Lease, having been negotiated in detail and at arm’s length by both parties, shall be construed simply according to its fair meaning and not strictly for or against Landlord or Tenant.

32.13	If the time for the performance of any obligation under this Lease expires on a Saturday, Sunday, or legal holiday, the time for performance shall be extended to the next succeeding day which is not a Saturday, Sunday, or legal holiday.

32.14	If requested by Landlord, Tenant shall execute written documentation with signatures acknowledged by a notary public, to evidence when and if Landlord or Tenant has met certain obligations under this Lease.
ARTICLE 33. NOTICES
Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to or on the other, such notice or demand shall be in writing and shall be given or served and shall not be deemed to have been duly given or served unless (a) in writing; (b) either (1) delivered personally, (2) deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage, or (3) sent by overnight express courier (including, without limitation, Federal Express, DHL Worldwide Express, Airborne Express, United States Postal Service Express Mail) with a request that the addressee sign a receipt evidencing delivery; and (c) addressed to the party at its address in Section 1.1. Either party may change such address by written notice to the other. Service of any notice or demand shall be deemed completed forty-eight (48) hours after deposit thereof, if deposited with the United States Postal Service, or upon receipt if delivered by overnight courier or in person.
ARTICLE 34. BROKER’S COMMISSIONS
Tenant represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Lease (excepting commissions or fees approved or authorized in writing by Landlord).
ARTICLE 35. INDEMNIFICATION/WAIVER OF SUBROGATION
35.1	Tenant and Landlord shall indemnify, defend, and hold the other and any lender of Landlord harmless against all Claims (as defined below) and costs incurred by the other arising from: (a) in the case of the indemnity in favor of Landlord, any act or omission of Tenant or Tenant’s Permittees which results in personal injury, loss of life, or property damage sustained in and about the Premises, the Building, or the Land and in case of indemnity in favor of Tenant, any act or omission by Landlord or its agents which results in the personal injury, loss of life or property damage to Tenant or Tenant’s Permittees; (b) attachment or discharge of a lien upon the Premises, the Building, or the Land due to an alleged failure to pay by Tenant; (c) Tenant’s and Tenant’s Permittees’ use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Materials on, under, or about the Premises, the Building, or the Land; (d) any default of Tenant or Landlord under this Lease; and (e) any claims for brokerage commissions or finder’s fees in connection with this Lease (excepting commissions or fees authorized in writing by Landlord). As used in this Lease, “Claims” means any claim, suit, proceeding, action, cause of action, responsibility, demand, judgment and execution, and attorneys’ fees and costs related thereto or arising there from.

35.2	Tenant and Landlord hereby releases, discharges, and waives any right of recovery from the other and the others agents, directors, officers, and employees, and Landlord and Tenant hereby releases, discharges, and waives any right of recovery from the other and the others Permittees, from all Claims, liabilities, losses, damages, expenses, or attorneys’ fees and costs incurred arising from or caused by any peril required to be covered by insurance obtained by Landlord or Tenant under this Lease, or covered by insurance in connection with (a) property on the

Premises, the Building, or the Land; (b) activities conducted on the Premises, the Building, or the Land; and (c) obligations to indemnify under this Lease, regardless of the cause of the damage or loss. Landlord and Tenant shall give their respective insurance carriers notice of these waivers and shall secure an endorsement from each carrier to the effect that the waivers given in this Article 35 shall not adversely affect or impair the policies of insurance or prejudice the right of the named insured on the policy to recover there under. These waivers apply only to the extent such Claims, liabilities, losses, damages, expenses, or attorneys’ fees are covered by insurance required pursuant to this Lease.

35.3	Notwithstanding anything in this Lease to the contrary, Landlord shall not be responsible or liable to Tenant for any Claims for loss or damage caused by the acts or omissions of any persons occupying any space elsewhere in the Building unless such Claims arise from the gross negligence of Landlord or Landlord’s breach of this Lease.
     IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year noted below.

Landlord		Tenant
Agreed to and accepted this 29 day of Nov., 2005.		Agreed to and accepted this 29th day of November, 2005.

By:	/s/ Vito Ancona	By:	/s/ Trevor T. Hill
Name:	Vito Ancona	Name:	Trevor T. Hill
Title:	Managing Member	Title	President and C.E.O.

By:		By:

Name		Name

Printed:		Printed:

Title:		Title:

Telephone: (623) 587-1888	Telephone: (623) 580-9600
Facsimile: (623) 587- 1870	Facsimile: (623) 580-9659
Federal Tax ID No: 86-0811344	Federal Tax ID No: 20-0303634
E-mail: lyn@tripaper.com	E-mail: Trevor.Hill@gwresources.com
Management Contact
Los Arcos Realty & Management
Lind Smith Maughan, CPM
14415 N. 73rd Street #100
Scottsdale, Arizona 85260
Ph: 480-443-8287
Fax: 480-443-8385

SECOND FLOOR

Premises
Ancona Office Centre
21410 North 19th Avenue, Phoenix, Arizona
BODY OF CHANGE
LEASED
DIGISTOR
LEASED

Exhibit "A"

Tenant Initial ____________

Landlord Initial ____________

Site and floor plans
Not to scale

Rules and Regulations
Exhibit “B”

ANCONA OFFICE CENTRE

1.	Tenant shall not suffer or permit obstruction of any Common Areas, including driveways, walkways or stairways
2.	Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety and reputation of the Building and its occupants.
3.	Tenant shall not make or permit any noise or orders that annoy or interfere with other tenants or persons having business within the Building.
4.	Tenant shall not keep animals or birds within the Building, and shall not bring bicycles, motorcycles or other vehicles into areas not designated as authorized for same.
5.	Tenant shall not make, suffer or permit litter except in appropriate receptacles for that purpose.

6.	Tenant shall not alter any lock or install new or additional locks or bolts.
7.	Tenant shall be responsible for the inappropriate use of any toilet rooms, plumbing or other utilities. No foreign substances of any kind are to be inserted therein.
8.	Tenant shall not deface the walls, partitions or other surfaces of the Premises or Building.
9.	Tenant shall not suffer or permit anything in or around the Premises or the Building that causes excessive vibration or floor loading in any part of the Building.
10.	Furniture, significant freight and equipment shall be moved into or out of the Building only with the Landlord’s knowledge and consent, and subject to such reasonable limitations, techniques and timing, as may be designated by Landlord. Tenant shall be responsible for any damage to the Office Building arising from any such activity.
11.	Tenant shall not employ any service or contractor for services of work to be performed in the Building, except as approved by Landlord.
12.	Landlord reserves the right to close and lock the Building on Sundays and Building Holidays, on Saturdays starting at noon, and on other days between the hours of 6:00 P.M. and 7:00 A.M. of the following day. Tenant shall have twenty-four (24) hour, seven (7) day a week access to the Premises. If Tenant uses the Premises during such periods, Tenant shall be responsible for securely locking any doors it may have opened for entry.
13.	Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.
14.	No window coverings, shades or awnings shall be installed or used by Tenant.
15.	No tenant, employee or invitee shall go upon the roof of the building.
16.	Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes within the Building at anytime and shall limit such to areas as reasonably designated by Landlord or applicable governmental agencies.
17.	Tenant shall not use any method of heating or air conditioning other than as provided by Landlord.
18.	Tenant shall not install, maintain or operate and vending machines upon the premises without Landlord’s written consent.
19.	The Premises shall not be used for lodging, manufacturing, and cooking or food preparation.
20.	Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

21.	Landlord reserves the right to waive any one of these rules and regulations, and/or as to any particular Tenant, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to such Tenant.
22.	Tenant assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.
23.	Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Building Project and its occupants. Tenant agrees to abide by these and such rules and regulations.

Tenant Initial	/s/ Trevor T. Hill

Landlord Initial	/s/ [ILLEGIBLE]

Parking Rules and Regulations
Exhibit “C”

ANCONA OFFICE CENTRE

1.	Parking shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called “Permitted Size Vehicles.” Vehicles other than Permitted Size Vehicles are herein referred to as “Oversized Vehicles.”
2.	Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.
3.	Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.
4.	Unless otherwise instructed, every person using the parking area is required to park and lock their own vehicle. Landlord shall not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.
5.	The maintenance, washing, waxing or cleaning of vehicles within the parking area or common areas is prohibited.
6.	Tenant shall be responsible for seeing that all of its employees, agents or invitees comply with the applicable rules and regulations, laws and agreements.
7.	Landlord reserves the right to modify these rules and/or adopt such other rules and regulations as it may deem necessary to safely operate the parking area.
8.	Such parking use as herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

Tenant Initial	/s/ Trevor T. Hill

Landlord Initial	/s/ [ILLEGIBLE]

WORK LETTER
Exhibit “D”
By and between: E&V Investments (Landlord) and Global Water Management, LLC (Tenant)
The Premises shall be constructed in accordance with Landlord’s Standard Improvements, as established in the Spec suites already constructed on the first floor of the Building, north end. While materials may be different, they shall be of the same quality and as generally described herein.
Preparation of Plans and Specifications
     Concurrent with the execution of this Lease, Tenant has approved a space plane for the Premises and Landlord has authorized the creation of construction drawings necessary to obtain a building permit.
Completion
     Landlord shall obtain a building permit to construct the Improvements as soon as possible.
     Landlord shall complete the construction of the Improvements as soon as reasonably possible after the obtaining of necessary building permits.
     The term “Completion”, as used in this Work Letter, is hereby defined to mean the date the building department of the municipality having jurisdiction of the Premises shall have made a final inspection of the Improvements and authorized a final release of restrictions on the use of public utilities in connection therewith and the same are in a broom-clean condition.
     Landlord shall use its best efforts to achieve Completion of the Improvements on or before the Commencement Date set forth in the Lease.
     In the event that the Improvements or any portion thereof have not reached Completion by the Commencement Date, the Lease shall not be invalid, but rather Landlord shall complete the same as soon thereafter as is possible and Landlord shall not be liable to Tenant for damages in any respect whatsoever.
     If Landlord shall be delayed at any time in the progress of the construction of the Improvements or any portion thereof by extra work, changes in construction ordered by Tenant, or by strikes, lockouts, fire, delay in transportation, unavoidable casualties, rain or weather conditions, governmental procedures or delay, or by any other cause beyond Landlord’s control, then the Commencement Date established in the Lease shall be extended by the period of such delay.
Term
     Upon Completion of Improvements as defined in paragraph 16.3 above, Landlord and Tenant shall execute an amendment to the Lease setting forth the date that Landlord delivered possession of the Premises to Tenant as the Commencement Date of the Lease.
Work Done By Tenant
     Any work done by Tenant shall be done only with Landlord’s prior written consent and in conformity with a valid building permit and all applicable rules, regulations, laws and ordinances, and be done in a good and workmanlike manner of good and sufficient materials. All work shall be done only with union labor and only by contractors approved by Landlord, it being understood that all plumbing, mechanical, electrical wiring and ceiling work are to be done only by contractors designated by Landlord.
Taking of Possession of Premises
     Landlord shall notify Tenant of the estimated Completion date at least 10 days before said date. Tenant shall thereafter have the right to enter the Premises to commence construction of any Improvements Tenant is to construct and to equip and fixturize the Premises, as long as such entry does not interfere with Landlord’s work. Any entry by Tenant of the Premises under this paragraph shall be under all of the terms and provisions of the Lease to which this Work Letter is attached.
Acceptance of Premises
     Tenant shall notify Landlord in writing of any items that Tenant deems incomplete or incorrect in order for the Premises to be acceptable to Tenant within 10 days following the date that Landlord delivered the Premises to Tenant. Tenant shall be deemed to have accepted the Premises and approved construction if Tenant does not deliver such a list to Landlord within said number of days.

Tenant Initial	Trevor T. Hill

Landlord Initial	[ILLEGIBLE]

ANCONA OFFICE CENTER
Proposed Tenant Improvement Allowance Schedule
July, 2005
The tenant improvement schedule is what is provided in a typical tenant buildout. The following items and allowances are referred to as building standard.

Item	Product Description

Tenant Partitioning	3 5/8", 25 GA, metal studs at 24" o.c. with one layer 5/8" gypsum wallboard both sides. Partitions to extend from floor to underside of ceiling grid with smooth finish and eggshell paint. 4" scheduled base both sides.

Demising and Corridor Partitioning	One hour fire rated partition with 5/8" gypsum wallboard attached to both sides of 3-5/8", 20 GA. metal studs at 24" o.c. to extend to underside of floor deck and be painted with smooth finish and eggshell paint. 4" scheduled base on both sides. Partition will include 3-5/8" sound insulation batts.

Tenant Entry Doors	Recessed 3'-0" x 8'-0" x 1'-3/4" solid core plain sliced maple door. Entry doors to have 18" x 8'-0" x 1/4" clear tempered sidelite. Door and sidelite to have Aluminum frame.

Tenant Interior Doors	3'-0" x 8'-0" x 1'-3/4" solid core plain sliced maple doors in an Aluminum frame.

Tenant Entrance Hardware	Full mortise lever Schlage “L” series lockset with 1-1/2" pair hinges, one closure, one wall stop and ball bearing butts. Hardware to be mortise.

Tenant Interior Hardware	Lever passage set, Schlage “AL” series 1-1/2" pair hinges. One wall stop; three silencers by Sargent. Finish to be US26D.

Acoustical Ceiling	Suspended white 2' x 2' Armstrong “Cirrus” ceiling tile in 15/16" grid. Ceiling height in all Tenant areas and corridors to be 9'-0". Scribe cut tile at partitions.

Tenant Light Fixtures	2' x 4' recessed parabolic fluorescent return air handling, 3-tube, 18-cell fixture, “Paramax” type by Lithonia.

Light Switches	Single pole switch with white coverplate and toggle.

Telephone / Data Outlet	Building standard rough-in box. Tenant will coordinate with their respective communications equipment company for detailed requirements for inclusion into construction plans and schedule.

Electrical Convenience Outlet	Duplex wall outlet with white coverplate and plugs.

Exit Lights	Stencil faced fixture (black).

Heating, Ventilating, Air Conditioning (HVAC)	Duct work as required at a rate of 1 ton per 250 USF, with 2x2 diffusers and thermostat control in tenant areas. Any special requirements may result in additional cost to Tenant.

Proposed Tenant Improvement Allowance Schedule

Item	Product Description
Floor Coverings	Building standard carpet. Direct glue installation. Durkan ‘Groovin’ or Masland ‘Energy-Zone’. Vinyl Composition Tile — Use 4" high coved rubber base at all areas utilizing VCT flooring.

Window Coverings	1" metal blinds. No substitutions or deletions will be allowed.

Fire Protection Sprinkler System	White semi-recessed sprinkler heads at tenant areas. Concealed at common areas.

Signage	Building standard Tenant identification and suite number sign shall be provided.

Telephone Mounting Board	4' x 4' plywood mounting board painted to match wall.

Dedicated Electrical Outlet	110 volt dedicated circuit.
The preceding building standard items of work shall be provided by Landlord as a condition of the lease. Any items of work or quantity of work in excess of that stated above shall be at the Tenant’s expense as well as the necessary architectural fees, permits, Contractor’s overhead and profit required to execute the excess work.

FLOOR PLAN
1/16" = 1'-0"

Space Plan
Exhibit "E"

Tenant Initial ________

Landlord Initial ________

ARCTURIS Planning Architecture Interiors Technology Facilities 1040 EAST 8TH STREET TEMPE, AZ 85281 T 480 968 6700 F 480 736 0823	E & V GLOBAL ANCONA OFFICE SUITES SECOND FLOOR SOUTH SIDE	SPACE PLAN PROPOSED FLOOR PLAN	PROJECT NUMBER 051200.03 SCALE 1/16" = 1'-0"	DATE 11/4/05 OPTION A

ADDENDUM
ANCONA OFFICE CENTRE
This addendum is attached to and a part of that Lease dated November 15, 2005, between E&V Investments, L.L.C. (Landlord) and Global Water Management, LLC (Tenant) for the building known as Ancona Office Centre located at 21410 North 19th Avenue, and the Premises known as Suite # 201, in Phoenix, Arizona.
Addendum Paragraph #1/Tenant Improvements: Landlord, at their sole cost and expense, shall construct Tenant Improvements within the Premises on a “building standard” basis, pursuant to the attached space plan and work letter. The budget for these improvements is $39.00 per usable square foot ($713,232.00). Should the actual cost of these improvements exceed this budget, due to upgrades above “building standard” made at Tenant’s request, such excess amount shall be paid in full by Tenant prior to taking possession of the Premises.
Tenant has requested a card key security access system to their front and rear entrances. Landlord shall be responsible for any portion of the cost of this system which is greater than the budget.
Addendum Paragraph #2/ Monument Signage: At Tenant’s sole cost and expense, Tenant may place their name on the Building’s Monument Sign located on 19th Avenue in accordance with the Building’s sign criteria and any applicable governing codes.

Addendum Paragraph #3/Renewal Option: Tenant shall possess an Option to Renew this Lease for a period of five (5) years. In order to exercise this option, Tenant must be in compliance with the terms herein and provide written notice to Landlord of their intent to renew Nine (9) months prior to expiration of the initial Lease Term. The minimum monthly rental schedule during this option period shall be as follow:

Rental Rate/Square Foot
Period	(plus applicable rental tax)
December 1, 2011 to November 30, 2012	$25.00
December 1, 2012 to November 30, 2013	$25.50
December 1, 2013 to November 30, 2014	$26.00
December 1, 2014 to November 30, 2015	$26.50
December 1, 2015 to November 30, 2016	$27.00
Addendum Paragraph #4/Early Possession: Notwithstanding anything to the contrary contained within the Lease or this Addendum, Tenant shall be provided possession of the Premises upon completion of Tenant Improvements and receipt of the Certificate of Occupancy prior to the Commencement Date, free of all rent. All other terms and conditions of the Lease shall apply.
Addendum Paragraph #5/ Receiver: Subject to Landlord’s review, Tenant shall be allowed to install, at Tenant’s sole cost and expense, one (1) receiver for Tenant’s wireless data system on the building roof. Such installation shall be done in accordance with any municipal codes and in a manner so as not to void the roof warranty in any way.

Tenant		Landlord

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]

Its:	PRESIDENT	Its	[ILLEGIBLE]